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                                                                     Exhibit 2.4

             THIRD AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION



         This Third Amendment to Agreement and Plan of Reorganization (the "Third Amendment") is dated as of April 3, 1997 by and among NFC Castings, Inc., a Delaware corporation ("Parent"), NC Merger Company, a Wisconsin corporation ("Newco"), and Neenah Corporation, a Wisconsin corporation (the "Company").

                                    RECITALS

         Parent, Newco and the Company entered into an Agreement and Plan of Reorganization dated as of November 20, 1996 ("Agreement and Plan of Reorganization") pursuant to which they agreed to consummate a transaction in which Parent would acquire the Company for cash through a reverse triangular merger of Newco with and into the Company, whereby all of the outstanding shares of the capital stock of the Company would be converted into the right to receive cash and all of the outstanding shares of the capital stock of Newco would be converted into shares of the capital stock of the Company, upon the terms and subject to the conditions set forth in the Agreement and Plan of Reorganization. Parent, Newco and the Company entered into a First Amendment to Agreement and Plan of Reorganization dated as of January 13, 1997 ("First Amendment") pursuant to which they agreed to amend certain provisions of the Agreement and Plan of Reorganization and a Second Amendment to Agreement and Plan of Reorganization dated as of February 21, 1997 ("Second Amendment") pursuant to which they agreed to amend certain provisions of the Agreement and Plan of Reorganization and the First Amendment. (The Agreement and Plan of Reorganization, as amended by the First Amendment and the Second Amendment, is referred to herein as the "Agreement".) The parties desire to further amend certain provisions of the Agreement in the manner and to the extent set forth herein.

         Accordingly, in consideration of the premises and of the mutual agreements, provisions and covenants herein contained, the parties hereto hereby agree as follows:

1. AMENDMENT OF THE AGREEMENT.

         1.1 Closing Date. Sections 2.2, 9.1(b)(ii) and 9.1(c)(ii) of the Agreement are amended by substituting the date "May 2, 1997" for the date "April 11, 1997" each place it appears.

         1.2 Outside Date. Sections 9.1(b)(iii) and 9.1(c)(iii) of the Agreement are amended by substituting the date "May 2, 1997" for the date "April 11, 1997" each place it appears.

         1.3 Definitions. Section 1.1 of the Agreement is amended by amending the definition of "Settlement Adjustment Amount" to read in its entirety as follows:
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                    "Settlement Adjustment Amount" shall mean an amount equal to the sum of (i) one-half (1/2) of the aggregate amount actually paid or to be paid at Closing by Parent or Newco to the Recent Former Shareholders (other than the Neenah Foundry Foundation, Inc.) in exchange for obtaining Former Shareholder Releases from them plus
             (ii) the total amount actually paid or to be paid at Closing by Parent or Newco to Neenah Foundry Foundation, Inc. as a Recent Former Shareholder in exchange for obtaining a Former Shareholder Release from it, provided, however, that in no event shall the aggregate Settlement Adjustment Amount exceed $3,159,785.

         1.4 Termination of Agreement. Section 9.1(b) of the Agreement is amended by amending clause (iv) thereof to read in its entirety as follows:

                        (iv) the condition provided for in Section 6.18 of this
                    Agreement has not been satisfied, or waived by Parent or Newco in writing, by April 15, 1997; or

         1.5 Termination of Agreement. Section 9.1(c) of the Agreement is amended by amending clause (v) thereof to read in its entirety as follows:

                        (v) the condition provided for in Section 7.10 of this
                    Agreement has not been satisfied, or waived by the Company in writing, by April 15, 1997.

         1.6 Exhibits and Schedules. Prior to Closing, the exhibits and schedules to the Agreement shall be amended to the extent necessary to reflect the amendments to the Agreement set forth in this Third Amendment.

2. RATIFICATION.

         Except as expressly amended by this Third Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect. The Agreement, as amended hereby, and all rights and powers created thereby and thereunder are in all respects ratified and confirmed.

3. COUNTERPARTS.

         This Third Amendment may be signed in any number of counterparts, all of which taken together shall constitute one fully-executed agreement.


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         IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed as of the day and year first above written.

                                        NFC CASTINGS, INC.


                                            /s/ NFC Cashings, Inc.
                                        By:________________________________

                                        Title:_____________________________


                                        NC MERGER COMPANY

                                            /s/ NC Merger Company
                                        By:________________________________

                                        Title:_____________________________


                                        NEENAH CORPORATION

                                            /s/ Neenah Corporation
                                        By:________________________________

                                        Title:_____________________________



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